EXHIBIT (a)(1)(xiii)

Stock Option Exchange – Answers to Common Questions

Timing/Deadlines

1	When does the stock option exchange begin?

The stock option exchange launched on Monday, June 29, 2009.

2	When will the stock option exchange close?

The stock option exchange is currently scheduled to close at 11:00 PM Central on July 27, 2009.

3	Can I initiate a new election form or make changes to my elections after the close of the stock option exchange?

No. The stock option exchange is currently scheduled to close at 11:00 PM Central on July 27, 2009. You may not initiate a new election form or make any changes to your elections after the close of the stock option exchange.

4	Why is the stock option exchange open for more than four weeks?

The US Securities and Exchange Commission (SEC) requires that the stock option exchange be open to eligible employees for a minimum of 20 business days. Friday, July 3, 2009 is not considered a “business day” since the New York Stock Exchange is closed.

5	Is there any way the stock option exchange will close early or be open longer?

The stock option exchange will not close any earlier than 11:00 PM Central on July 27, 2009. AMD has the authority to extend the stock option exchange longer than 20 business days. However, we do not expect an extension. Employees should plan on the stock option exchange closing at 11:00 PM Central on July 27, 2009.

6	Can I change my election form once I submit it?

You can change your election as often as you like between the launch on June 29, 2009 and the close on July 27, 2009. The last election form, as of the close of the stock option exchange, which is expected to be at 11:00 PM Central on July 27, 2009, will be your final election form.

7	Can I change my election after the stock option exchange has closed?

No. The stock option exchange is currently scheduled to close at 11:00 PM Central on July 27, 2009. You may not change your election after the close of the stock option exchange.

8	Are all AMD employees eligible?

Executive officers, members of the board of directors and employees in Russia are excluded from participation in the stock option exchange. All other AMD employees at the time of the exchange, will be eligible to participate in the stock option exchange, assuming they hold stock options eligible for exchange.

Process/Access to Stock Option Exchange Tool

1	What is my user name?

Your user name is your NT login.

2	What is my password?

Your password is your date of birth. (mmddyyyy)

3	How can I change my password?

You are required to change your password after you log in for the first time. After that you may change your password at any time by selecting the change password tab.

4	What do I do if I forget my password?

If you forget your password please send an email to hrsc.stockadministration@amd.com letting them know you need your password to be reset. Please include your user name and employee ID in the email. A one time temporary password will be sent to you via email. Upon login, you will be required to change your password.

5	Will I receive a Confirmation Statement?

Upon selecting “I Agree” to submit your Agreement to Terms of Election, a confirmation page should confirm your election. You should print the Confirmation Statement and retain a copy for your records. You should also receive an email confirming your election within 48 hours of submitting your election. If you do not receive an email within 48 hours, you should contact the Stock Administration team at hrsc.stockadministration@amd.com.

6	Should I print a Confirmation Statement?

Yes, you should print the Confirmation Statement and retain a copy for your records.

7	Can I get locked out of my account?

Yes, after 3 failed attempts to log in, your account will be locked. You should contact the Stock Administration team at hrsc.stockadministration@amd.com to have your account unlocked. Please include your NT user name and employee ID in the email. This is typically a result of a forgotten password. If you need your password reset as well please request this at the same time.

8	Will my session time out due to inactivity?

Yes, your session will timeout if you are idle for 10 minutes.

9	What happens if I don’t make an election or I choose not to exchange any of my eligible stock options?

Your stock options will not be exchanged and all terms and conditions will remain unchanged.

10	Can I access the stock option exchange tool from outside of the AMD Network?

Yes, however you can only access the stock option exchange tool if you are using Internet Explorer. Other browsers are not supported by the stock option exchange tool.

Option Eligibility

1	Some of my stock options are visible in the stock option exchange tool. Other stock options are not visible in the stock option exchange tool. What is the criteria for which stock options are eligible for exchange?

There are three criteria:

•	Exercise Price – stock options with an exercise price greater than the 52 week high, on the date we launch the exchange; and

•	Grant Date – stock options granted more than 12 months prior to the launch of the exchange; and

•	Outstanding (unexpired) – stock options that have an expiration date later than the first vest date of replacement options.

Accordingly, stock options with an exercise price greater than $6.34 and a grant date prior to June 29, 2008, and an expiration date after July 27, 2010, are eligible for exchange.

2	I had stock options that expired recently. Can I exchange those stock options?

No. Those stock options have expired and are no longer exercisable.

3	I have stock options that expire within the next year. Can I exchange those stock options?

No. Those stock options will expire before the first vest date of the replacement options (one year from the replacement grant date). If exchanged, the replacement options will expire before they vest.

4	Do I have to exchange any of my stock options?

No. The stock option exchange is voluntary.

5	Can I exchange some of my stock options and retain others?

Yes, by following certain rules. You can exchange all of a particular grant, or none of a particular grant. You can exchange one grant and not another. You cannot exchange a portion of a particular grant, retaining the other portion of that same grant.

Let’s say you have three grants eligible for exchange:

•	grant #1 of 100 options

•	grant #2 of 300 options

•	grant #3 of 500 options

For example, based on the three grants above,

•	You can choose to exchange grant #1 and grant #2, but not grant #3.

•	You cannot exchange 150 options of grant #2 and retain 150 options of grant #2.

•	You can choose not to exchange any of the grants.

6	I don’t hold any stock options, but I do have RSUs. Are RSUs eligible for exchange?

No, only stock options are eligible for the exchange.

7	Are options with stock appreciation rights (commonly referred to as tandem SARs) eligible for exchange?

Yes.

Exchange Ratios

1	What are the exchange ratios?

Exercise Price Range	Shares Subject to Option Surrendered	Shares Subject to Replacement Option To Be Granted
$6.35 to $9.99	1.5	1

$10.00 to $15.99	5	1

$16.00 and above	11	1

2	What is the rationale for the exchange ratios?

Stockholders approved a “value-for-value” exchange. The underwater options have a value based, primarily, on their exercise price and expiration date, and AMD’s current stock price. Replacement options also have a value that is higher than the exchanged options due to the fact that the exercise price will be at fair market value on the grant date. Accordingly, you can exchange underwater options for fewer replacement options.

3	Why are the exchange ratios not one to one (why can’t I receive one replacement option for each exchanged option)?

Stockholders approved a “value-for-value” exchange. A one-for-one exchange likely would not have been approved by stockholders.

Cancellation and Replacement Options

1	When will the exchanged options be cancelled?

The exchanged options are currently expected to be cancelled on July 27, 2009.

2	When will the replacement options be granted?

The replacement options are currently expected to be granted on July 27, 2009.

3	When will the replacement options be visible in my E*Trade account?

Your replacement options will be visible within 30 to 45 days of the replacement option grant date.

4	How will the exercise price of the replacement options be determined?

The exercise price of the replacement options will be the closing price of AMD’s stock on the replacement option grant date, which is currently expected to be July 27, 2009.

5	When will the replacement options vest?

Replacement options will vest after one or two years from the replacement grant date:

•	When you exchange vested options – the replacement options will vest on the first year anniversary of the replacement option grant date (currently expected to be July 27, 2010).

•

When you exchange unvested options – the replacement options will vest 50% on the first year anniversary of the replacement option grant date and the remaining 50% on the second year anniversary of the replacement option grant date (currently expected to be July 27, 2011).

6	How does the vesting work if I exchange a grant that is partially vested?

If you exchange a partially vested grant, the stock options that replace the vested portion will vest on the first year anniversary of the replacement option grant date and the stock options that replace the unvested portion will vest 50% on the first year anniversary and the remaining 50% on the second year anniversary of the replacement option grant date.

7	When will the replacement options expire?

Replacement options maintain the expiration date of the exchanged options. For example, if you exchange stock options with an expiration date of May 15, 2012, the replacement options will have an expiration date of May 15, 2012.

8	Will I receive a cancellation notice for my exchanged options?

You will receive a cancellation notice for each exchanged grant if you have signed up to receive smart alert emails from E*Trade. If you would like to sign up for smart alerts, and have not already done so, please see the Instructions for Smart Alert here.

9	Will my replacement option be granted under the same equity plan as the exchanged option?

All replacement options will be granted from the 2004 Equity Incentive Plan (EIP) regardless of what plan the original option was issued. For example, if you have made an election to exchange an option that was issued from the 2000 EIP, the replacement option will be granted from the 2004 EIP.

Additional Questions/Access to Documents

1	Where/how can I access all of the offer documents?

You can access the offer documents through the stock option exchange tool or through AMD Central here.

2	Where can I go for advice?

Neither management nor the Board of Directors can make any recommendation as to whether you should elect to exchange or refrain from exchanging eligible options pursuant to the offer. You must make your own decisions about participating in the offer, taking into account your own personal circumstances and preferences. We strongly recommend that you carefully review the materials provided and consult with your financial, legal, and/or tax advisors in deciding whether to participate in the offer.

3	Where can I go to ask additional questions?

You may contact the Option Exchange Helpline/Stock Administration via email at hrsc.stockadministration@amd.com which is the preferred method, or by phone at 512-602-1174 to leave a message. The Helpline can only assist you with account problems or general questions. If you have questions that would involve an opinion on the part of AMD as to whether or not you should participate or what the impact would be you will need to contact your personal financial/tax advisor.

4	What are the tax implications of participating or not participating in the stock option exchange?

The offer document contains summaries of the material tax consequences of participating in the stock option exchange; however, the discussions are general in nature and do not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor are the summaries intended to be applicable in all respects to all categories of eligible option holders. Please refer to the offer document for the material tax consequences. If you decide not to participate in the stock option exchange, your eligible options will remain outstanding with their original terms and conditions.

Alternatives to stock option exchange tool

1	Am I required to make my election online?

The online election process is preferred as it allows you to print a Confirmation Statement and reduces risk of error. However, you may participate in the stock option exchange by printing an election form and faxing it to 512-602-5809. Stock Administration must receive your election, whether by online election or fax prior to the close of the stock option exchange, which is expected to be 11:00 PM Central on July 27, 2009.